UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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XELR8 Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XELR8 HOLDINGS, INC.
480 South Holly Street
Denver, Colorado 80246

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 12, 2007

To the shareholders of XELR8 Holdings, Inc.:

The Annual Meeting of the shareholders of XELR8 Holdings, Inc. will be held at our executive offices located at 480 South Holly Street, Denver, Colorado 80246, at 10:00 A.M. on November 12, 2007, or at any adjournment or postponement thereof, for the following purposes:

1.               To elect seven directors of the Company.

2.               To increase the number of shares issuable under our Stock Incentive Plan from 2,200,000 shares to 3,000,000 shares.

3.               To increase the number of shares issuable under our Distributor Stock Option Plan from 500,000 shares to 1,500,000 shares.

4.               To transact such other business as may properly come before the meeting.

Details relating to the above matters are set forth in the attached Proxy Statement. All of our shareholders of record as of the close of business on September 24, 2007 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, you are urged to sign, date and promptly return the enclosed proxy. A reply card is enclosed for your convenience. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

John D. Pougnet, Chief Executive Officer
October 1, 2007

PROXY STATEMENT

XELR8 HOLDINGS, INC.
480 South Holly Street
Denver, Colorado 80246
Telephone: (303) 316-8577

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 12, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of XELR8 Holdings, Inc. (the “Company,” “we,” or “us”) (previously named VitaCube Systems Holdings, Inc. and Instanet, Inc.), a Nevada corporation, of $.001 par value common stock (“Common Stock”) to be voted at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held at 10:00 A.M. on November 12, 2007, or at any adjournment or postponement thereof. We anticipate that this Proxy Statement and the accompanying form of proxy will be first mailed or given to all shareholders of the Company on or about October 1, 2007. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast for the election of the nominees for directors hereinafter named, for increasing the shares authorized for issuance under our Stock Incentive Plan and the Distributor Stock Option Plan. The holders of a majority of the shares represented at the Annual Meeting in person or by proxy will be required to elect directors and approve any other proposed matters. Abstentions and broker non-votes will be treated as a “no” vote for purposes of determining whether approval of the proposal has been obtained. Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person, at the Annual Meeting, that the proxy be returned.

All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and regular employees by telephone, telegraph or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

VOTING SHARES AND PRINCIPAL SHAREHOLDERS

The close of business on September 24, 2007 has been fixed by our Board of Directors as the record date (the “record date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were outstanding 15,197,170 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on each matter which may come before the Annual Meeting. Cumulative voting for directors is not permitted. A majority of the issued and outstanding shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum at any shareholders’ meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership of our Common Stock as of the record date, by (i) each person who is known by us to own of record or beneficially more than 10% of our Common Stock, (ii) each of our directors and officers. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock. Shareholdings include shares held by family members. The addresses of the individuals listed below are in the Company’s care at 480 South Holly Street, Denver, Colorado 80246 unless otherwise noted.

	Number of		Percent of
Name and Address	Shares(1)		Class(2)
John B. McCandless
Chairman	116,667	(3)	*
John D Pougnet
Chief Executive Officer, Chief Financial Officer and Director	232,777	(4)	1.5%
Douglas Ridley
President and Director	257,500	(5)	1.7%
John Hutchinson
Vice President of IT and Web	125,000	(6)	*
Timothy Transtrum
Vice President of Operations	144,375	(7)	*
Sanjeevkumar Javia
Vice President of Product Development	340,000	(8)	2.2%
Daniel Rumsey
Director	30,000	(9)	*
Anthony Petrelli
Director	88,000	(10)	*
AJ Robbins
Director	66,667	(11)	*
Anthony DiGiandomenico
Director	496,960	(12)	3.2%
Total officer and director	1,897,945		11.3%
Sanford D Greenberg	3,764,406	(13)	24.2%
Total beneficial ownership	5,662,351		32.9%

*Less than 1%

(1)

All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of September 24, 2007.

(2)

Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 15,197,170 shares of common stock outstanding. Options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Comprised of 116,667 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007.

(4)	Comprised of 205,777 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007 and 27,000 shares held of record.

(5)	Comprised of 237,500 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007 and 20,000 shares held of record.

(6)	Comprised of 115,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007, and 10,000 shares held of record.

(7)	Comprised of 134,375 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007 and 10,000 shares held of record.

(8)	Comprised of 225,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007 and 115,000 shares held of record.

(9)	Comprised of 10,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007 and 20,000 shares held of record.

(10)

Comprised of 20,250 shares issuable pursuant to public warrants, 10,029 Class A warrants and 10,029 Class B warrants and 47,500 shares pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007.

(11)	Comprised of 66,667 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007.

(12)

Comprised of 323,493 shares issuable pursuant to public warrants and 160,000 shares pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007, and 66,800 shares held of record and 10,250 Class A warrants and 10,250 Class B warrants.

(13)

Includes shares either held directly or as custodian for a minor child and includes 375,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of September 24, 2007, and 3,389,406 shares held of record.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, our shareholders will elect five directors. Cumulative voting is not permitted in the election of directors. In the absence of instructions to the contrary, the person named in the accompanying proxy will vote in favor of the election of each of the persons named below as our nominees for directors. All of the nominees are presently members of the Board of Directors and their names and biographical information are set forth below. Each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such person as our Board of Directors may recommend. The table below also includes biographical information concerning our executive officers.

The following sets forth certain information regarding each of our directors and executive officers:

Name	Age	Position	Committee
John B. McCandless	59	Chairman	—
John D. Pougnet	36	Chief Executive Officer, Chief Financial Officer and Director	—
Douglas Ridley	51	President and Director	—
Timothy Transtrum	44	Vice President Operations	—
John Hutchinson	42	Vice President IT and Web	—
Sanjeevkumar Javia	32	Vice President Product Development	—
Daniel Rumsey	46	Director	Audit/Compensation/Nominating
Anthony Petrelli	55	Director	Compensation/Nominating
AJ Robbins	61	Director	Audit/Compensation/Nominating
Anthony DiGiandomenico	41	Director	Audit/Nominating

Directors hold office until the next annual meeting of stockholders following their election unless they resign or are removed as provided in the bylaws. Our Board of Directors has determined that our directors, other than Mr. McCandless, Pougnet and Ridley, are “independent directors” under the American Stock Exchange listing standards. Our officers serve at the discretion of our Board of Directors.

The following is a summary of our directors’ and executive officers’ business experience. The Board recommends a vote of FOR the election of each nominee below.

John B. McCandless, Director.   Mr. McCandless was appointed as a director on February 19, 2004. He is currently providing consulting services to the Company as well as other nutrition and direct selling companies. From October 2003 until December 2006 Mr. McCandless served as the Vice President of Technical Services at Weider Nutrition International. Mr. McCandless provided operations and product consulting services to nutrition and direct selling companies as a consultant from November 2002 to October 2003, and from October 1995 to November 2002, he served as Senior Vice President and Chief Operating Officer for USANA Health Sciences, a health science company.

John D. Pougnet, Chief Executive Officer and Chief Financial Officer.   Mr. Pougnet was appointed a Director on July 11, 2007 and Chief Executive Officer on October 11, 2006. Prior to that Mr. Pougnet was appointed as Chief Financial Officer in September 2005. Immediately prior to joining the Company, Mr. Pougnet was Assurance Senior Manager at KPMG, LLP, a global network of professional services firms providing Audit, Tax and Advisory services to both public and private companies from January 2003 to September 2005. Prior to this Mr. Pougnet operated an independent consulting business from August 2002 to June 2003. He also served as Vice President of Finance and Corporate Secretary at Future Beef Operations, LLC, from May 2001 to August 2002, where he was responsible for the strategic planning, development and leadership of the Corporate Finance department for this multi-state meat packing company. Prior to this, Mr. Pougnet was senior auditor with Deloitte & Touche from September 1996 to May 2001.

Douglas Ridley, President and Director.   Mr. Ridley was appointed as a Director on January 1, 2004, and in June 2005 Mr. Ridley joined the Company as President. Mr. Ridley was an independent consultant to us from April 2003 until December 31, 2003. Mr. Ridley is currently President of Simply Because, a gift products network marketing company and since 1997, has been President of Chad Management Co., LLC, a nutritional products network marketing company.

Timothy Transtrum, Vice President of Operations.   Mr. Transtrum joined us on February 2, 2004, as Operating Officer. Prior to that, he was President and Chief Operating Office for NutriHealth USA, a division of the global nutrition company Natural Health Holdings LTD, from May 2002 to February 2004. From February 1999 to May 2000, he served as Vice President of Operations and International Development for Oasis Wellness Network, a network marketing company. From February 1998 to February 2004, Mr. Transtrum also was President of TF Transtrum Associates, an operations and retention consulting firm. From 1991 to 1998, he worked for Melaleuca Inc., a network marketing company, during which time he became Director of International Operations.

John Hutchinson, Vice President of IT and Web.   Mr. Hutchinson joined us in April 2007 and manages and oversees the Company’s IT infrastructure and Website. Prior to joining the Company, Mr. Hutchinson was consultant to the Company from July 2005 to April 2006. From September 2001 to July 2005 Mr. Hutchinson was an employee of the Company.

Sanjeevkumar Javia, Vice President of Product Development.   Mr. Javia joined us in July 2001 and manages and oversees product development and training and is a liaison to the Company’s external scientific and medical research resources. Prior to joining the Company, Mr. Javia was the Director of Affiliate Publishers for Worldpages.com, an independent publisher from September 1998 to July 2001.

AJ Robbins, Director.   Mr. Robbins was appointed as a director on July 10, 2006, and serves on our Audit and Compensation Committees. Mr. Robbins is currently the Managing Partner of AJ Robbins PC, which he founded in 1986. Mr. Robbin’s practice focuses on accounting and auditing for corporate and securities work for both private and public companies. Mr. Robbins is a Certified Public Accountant registered in Colorado, New York and California as well as a member of the American Institute of Certified Public Accountants and registered with Public Company Accounting Oversight Board.

Daniel Rumsey, Director.   Mr. Rumsey was appointed as a director on August 17, 2007, and serves on our Audit and Compensation Committees. Mr. Rumsey is active in advising boards, private equity and hedge funds and banks in connection with public and private financings, restructurings, turnarounds, mergers and acquisitions and crisis management. He has had extensive experience in senior management positions, including Chief Executive Officer, Chief Restructuring Officer, Chief Financial Officer and Chief Legal Officer. Currently, he serves as Chief Executive Officer and Chairman of the Board of Azzurra Holding Corporation (formerly P-Com, Inc.); as well as Chairman of the Board and Interim Chief Financial Officer of Prescient Applied Intelligence, a leading provider of supply chain and advanced commerce solutions for retailers and suppliers. He also serves on the Board of Dirt Motorsports, Inc. After beginning his career as an attorney with a private law firm, he served as a staff attorney at the U.S. Securities & Exchange Commission, working in the Division of Corporation Finance - Office of Chief Counsel. Prior executive postings have included Assistant General Counsel at Terra Industries; Associate General Counsel and Assistant Secretary of EchoStar Communications Corp.; Acting CFO and General Counsel of JustCare Development, LLC; CEO and President of Aspen Learning Systems; EVP, General Counsel and Secretary of Knowledge Kids Network, Inc.; and CEO, CFO, General Counsel and Secretary of P-Com, Inc. Mr. Rumsey is a graduate of the University of Denver and the University of Denver College of Law.

Anthony Petrelli, Director.   Mr. Petrelli was appointed as a director on August 17, 2007, and serves on our Compensation Committee. Mr. Petrelli has been engaged in the areas of corporate finance, investment banking underwriting, sales management and securities trading for more than 30 years. Mr. Petrelli joined Neidiger, Tucker, Bruner, Inc. in May of 1987 and currently serves as Senior Vice President and a member of the Board of Directors. He is also its Managing Director of Corporate Finance/Investment Banking and oversees public and private offerings for micro-, small- and mid-cap market companies. In addition, he has served on the National Association of Securities Dealers, Inc. (NASD) Statutory Disqualification Committee; been a member and Vice Chairman of the

NASD National Adjudicatory Council; member and Chairman of the NASD District Business Surveillance Committee; a member of the Task Force on Future of Shared State and Federal Securities Regulation for the North American Securities Administrators Association, Inc.; and is a current board member and past Chairman of the Regional Investment Banking Association.

Anthony DiGiandomenico, Director.   Mr. DiGiandomenico was appointed as a director on May 25, 2004, and serves on our Audit Committee. Mr. DiGiandomenico co-founded MDB Capital Group LLC, a NASD member broker-dealer, in 1997 and serves as a managing director of the firm. From 1990 to 1995, he served as President and Chief Executive Officer of the Digian Company, a real estate development company. He currently serves on the Board of Directors of Orion Acquisition Corp. II, a corporation which files reports pursuant to the Securities Exchange Act of 1934, which was formed in 1995 to acquire an operating business by purchase, merger or otherwise.

There are no family relationships between or among our executive officers and directors.

BOARD OF DIRECTORS

Board Committees

The standing committees of the Board of Directors are comprised of the Audit Committee, Compensation Committee and the Nominating Committee.

The Audit Committee oversees our conduct of the financial reporting processes, including (i) reviewing with management and the outside auditors the audited financial statements included in our Annual Report, (ii) reviewing with the outside auditors the interim financial results included in our quarterly reports filed with the SEC, (iii) discussing with management and the outside auditors the quality and adequacy of internal controls, and (iv) reviewing the independence of the outside auditors.

The Compensation Committee is comprised of Messrs. Petrelli, Robbins and Rumsey. At the direction of the full Board, the Compensation Committee reviews and makes recommendations with respect to compensation of our directors, executive officers and senior management. The Compensation Committee administers our Stock Incentive Plan. The Compensation Committee met once during 2006 and approved various other matters by unanimous written consent.

The Nominating Committee is comprised of Messrs. Petrelli, Rumsey, Robbins and DiGiandomenico. At the direction of the full Board, the Nominating Committee review, investigate qualified nominees for election to the Board when vacancies occur and makes recommendations with respect to the nomination of directors. The Nominating Committee met once in 2006. The Board has not adopted any charter or formal procedures with respect to its consideration of director nominees.

The Nominating Committee strives to identify and attract director nominees with a variety of experience who have the business background and personal integrity to represent the interests of all shareholders. Although the Board has not established any specific minimum qualifications that must be met by a director nominee, factors considered in evaluating potential candidates include educational achievement, managerial experience, business acumen, financial sophistication, insurance industry expertise and strategic planning and policy-making skills. Depending upon the current needs of the Board, some factors may be weighed more or less heavily than others in the Board’s deliberations. The Board evaluates the suitability of a potential director nominee on the basis of written information concerning the candidate, discussions with persons familiar with the background and character of the candidate and personal interviews with the candidate.

Attendance at Meetings

The Board held six meetings during 2006. Various matters were also approved by the unanimous written consent of the directors during the last fiscal year. Each director attended at least 80% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. We have no formal policy with respect to the attendance of Board members at the annual meeting of shareholders but encourage all incumbent directors and director nominees to attend each annual meeting of shareholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objective of the Company’s compensation program is to attract, retain and reward management that demonstrates the required skill to develop the Company into a leader in the nutrition and network marketing field. Through the development of the Company’s business plan, the compensation program is designed to incentivize management in the creation of shareholder value. The compensation program has been designed to reward executives for establishing the Company in the network marketing field, developing products that can be successfully sold in that channel and creating shareholder wealth.

Currently the Company has used two elements of compensation for management, current compensation, in the form of cash, and long-term equity compensation in the form of grants of stock option awards. The Company has also used the award of options to replace cash compensation for employees and the issuance of stock as a method of fulfilling its obligations under employment contracts. As the Company has not been profitable since its inception, the Company has not had a cash bonus program, but rather relied on the potential of the long-term awards as incentives to compensate its executives. Typically the current compensation is set at a base level, with variances based on the achievement of certain benchmarks.

The cash compensation enables the Company to attract management with the required skills and experience while the awards of stock options are used as a method of retaining executives for long term growth. Additionally, the Company has used the awards of stock and options as a method of reducing cash outflow

The Company has determined the amount of short and long term compensation based on a number of factors: level of experience of the employee in his or her respective field, prevailing market rates for individuals performing similar functions at competing companies in a similar industry and stage of development of the Company. The Company has attempted to evenly balance the compensation between current and long-term for its executives, with the long-term award requiring some form of vesting, typically over a two or four year period. During the current year, the executives that were granted what is typically a long-term compensation award, stock options, in lieu of short term cash compensation, were vested into their options over a year long period. The Company has also used options on a performance basis for certain individuals, with the achievement of certain goals resulting in the vesting in the options. When evaluating the compensation of executives on an annual basis, the Company has reviewed past compensation received by the executive in both current and long-term awards when determining any additional awards.

Each element of the compensation program is designed to further the Company’s goals of attracting and retaining high caliber individuals with the experience to grow the Company and ultimately create and increase shareholder wealth. The incentive based awards were directly tied to the achievement of an objective, whereas the other awards that were based on the vesting period were used as a mechanism to retain skilled executives. In the performance based awards, where either long-term awards are vested or there is an increase in current cash compensation, it is the practice of the Company to link the overall objectives of the Company with the respective objectives for that executive and his or her ability to exercise influence over the outcome.

The following table sets forth information with respect to compensation earned by the executive officers of the Company for 2006 and 2005.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
John Pougnet,	2006	116,891	0	0	138,878	0	0	0	255,769
Chief Executive Officer and	2005	40,385	0	0	0	0	0	0	40,385
Chief Financial Officer(4)

Earnest Mathis, Jr., (2)	2006	91,269	0	0	59,988	0	0	9,231	160,488
	2005	122,845	0	0	0	0	0	9,831	132,676

Sanford D. Greenberg,	2006	95,192	0	540,000	59,988	0	0	15,231	710,411
Founder(5)	2005	150,000	0	0	0	0	0	18,000	168,000

Douglas Ridley,	2006	163,814	0	0	0	0	0	0	163,814
President(3)	2005	100,962	25,000	0	0	0	0	0	125,962

David Litt, (6)	2006	145,817	0	0	0	0	0	5,308	151,125
	2005	173,077	25,000	0	0	0	0	462	198,539

Timothy Transtrum,	2006	122,209	0	0	0	0	0	5,225	127,434
Vice President of Operations	2005	130,000	0	0	0	0	0	0	130,000

Sanjeevkumar Javia,	2006	107,936	0	0	0	0	0	0	107,936
Vice President of Product	2005	102,714	0	0	0	0	0	0	102,714
Development

(1)	Includes auto allowance.
(2)

Mr. Mathis joined the Company in March 2005 as Chief Executive Officer. On October 11, 2006 he resigned his position as Chief Executive Officer and remained as Chairman. Mr. Mathis was replaced as Chief Executive Officer by Mr. John Pougnet. On July 9, 2007 Mr. Mathis resigned from the Board.

(3)	Mr. Ridley joined the Company in June 2005.
(4)	Mr. Pougnet joined the Company in September 2005 as Chief Financial Officer. On October 11, 2006 he replaced Mr. Mathis as Chief Executive Officer.
(5)

On November 17, 2006 the Company agreed to issue to Mr. Greenberg  1,500,000 shares of its common stock in return for an amendment to his current employment agreement pursuant to which he will forfeit all future base salary amounting to $396,923 due under the agreement and 250,000 vested options in exchange for the issuance of the shares and payment of a sales commission equal to 1% of the net sales until 2019.

(6)	Mr. Litt resigned from the Company on March 28, 2007.
(7)

The company uses a Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of the stock option grant. The use of a valuation model requires the company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the company’s stock price. In the future the average expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 107. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Sholes model to calculate the compensation expense:

For the year ended December 31, 2006
Stock price volatility	93.4% to 94.1%
Risk-free rate of return	4.76% to 5.02%
Annual dividend yield	0%
Expected life	3 to 4.5 Years

Grants of Plan-Based Awards

In 2006, we issued the options listed below. There were no stock options exercised in 2006. The following table sets forth the options granted in 2006:

		Number of Non-Equity Incentive Plan Units	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option
	Grant	Granted	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options		Awards
Name	Date(1)	(#)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)		($ / Sh)(1)
John Pougnet,	3/10/2006	0	0	0	0	0	0	0	0	100,000	(2)	$1.39
Chief Executive Officer and Chief Financial Officer	7/10/2006	0	0	0	0	0	0	0	0	100,000	(3)	$0.65

Sanford D. Greenberg,	7/10/2006	0	0	0	0	0	0	0	0	150,000	(3)	$0.65
Founder

Earnest Mathis, Jr., (4)	7/10/2006	0	0	0	0	0	0	0	0	150,000	(3)	$0.65

(1)	The Company uses the same date for the Grant Date and the Approval Date. The Company’s closing market price for the Grant Date is used to determine the exercise price of the options.
(2)

The award was granted under the Company’s 2003 Stock Incentive Plan. The employee has five years from the date of issue to exercise the option, and the award will vest over a four year period. The terms of the award are determined by the 2003 Stock Incentive Plan.

(3)	These awards are non plan options. The employee has five years from the date of issue to exercise the options. The options will vest for each employee over the term of one year.
(4)	Mr. Mathis resigned from the Board on July 9, 2007.

Employment Contracts

On March 2, 2005, in connection with Mr. Greenberg’s resignation as Chairman, Chief Executive Officer, and President, Mr. Greenberg’s employment agreement was amended and restated to provide that his primary duties involve training, motivating, and recruiting independent distributors. Mr. Greenberg receives a salary of $150,000 per year and may receive bonuses in such amounts as determined by our board of directors. On July 10, 2006 Mr. Greenberg’s contract was amended to reduce his base salary for a period of one year to $75,000 and Mr. Greenberg was granted 150,000 options to purchase the Company’s common stock. Mr. Greenberg will also be eligible to participate in bonuses on the same basis as our executives under any executive bonus plan adopted by us. Either party may terminate the agreement upon 30 days prior written notice. Additionally, Mr. Greenberg may be terminated for “just cause” as defined in the employment agreement upon one business day’s prior written notice. Mr. Greenberg may terminate his employment for “good reason” as defined in employment agreement. If we terminate Mr. Greenberg without just cause or he terminates his employment for good reason, he is entitled to three years salary payable over the 36 month period commencing October 1, 2006 regardless of when terminated. Mr. Greenberg’s employment agreement also includes a non-competition provision for a period of two years after his termination of employment or, if later, one year after final payment of any pay-out provision upon termination. On March 2, 2005, in connection with Mr. Mathis’ employment as Chief Executive Office, Mr. Greenberg forfeited options to purchase 275,000 shares. In addition, Mr. Greenberg has agreed to forfeit options to purchase 50,000 shares when the April 2005 public offering was completed. On November 17, 2006 the Company agreed to issue to Mr. Greenberg  1,500,000 shares of its common stock in return for an amendment to his current employment agreement pursuant to which he will forfeit all future base salary amounting to $396,923 due under the agreement and 250,000 vested options in exchange for the issuance of the shares and payment of a sales commission equal to 1% of the net sales until 2019.

During the current year the Company entered into amended employment contracts with Mr. Mathis, Mr. Greenberg and Mr. Pougnet.

Earnest Mathis entered into an employment agreement with us, effective March 2, 2005, providing for his employment as our Chief Executive Officer and President. The employment agreement is for a two-year term and provides that he will devote approximately 80% of his time and energies to the business of the Company. Mr. Mathis will receive a salary of $150,000 per year and may receive bonuses in such amounts as determined by our Compensation Committee. On July 10, 2006 Mr. Mathis’ contract was amended to reduce his base salary for a period of one year to $75,000 and Mr. Mathis was granted 150,000 options to purchase common stock of the Company. Mr. Mathis will also be eligible to participate in bonuses on the same basis as other executives under any executive bonus plan adopted by us. Either party may terminate the agreement upon 30 days prior written notice. Additionally, Mr. Mathis may be terminated immediately for “just cause” as defined in the employment agreement. Mr. Mathis may also terminate his employment for “good reason” as defined in the employment agreement. If we terminate Mr. Mathis without just cause or he terminates his employment for good reason, he is entitled to one year’s salary payable over 12 months. Mr. Mathis’ employment agreement also includes a non-competition provision for a period of one year after his termination of employment.

Pursuant to his employment agreement, Mr. Mathis also received stock options to purchase 275,000 shares of our common stock at $3.00 per share. One half of the options were vested as of the date of the grant and the balance vest on the one-year anniversary of the grant provided that Mr. Mathis is still employed by us. The options are exercisable for five years after vesting. If Mr. Mathis is terminated without just cause or he terminates his employment for good reason, all his unvested options vest and are exercisable for a period of five years from the date of termination. If Mr. Mathis is terminated for just cause, all unexercised options terminate as of his date of termination. On October 11, 2006 Mr. Mathis resigned his employment position with us continuing as Chairman of the Board of Directors until his resignation on July 9, 2007.

On September 12, 2005, John D. Pougnet joined us as our Chief Financial Officer and effective October 1, 2006 was appointed also as our Chief Executive Officer. Mr. Pougnet’s employment agreement is for a two-year term and he will receive a base salary of $140,000, and may receive bonuses in such amounts as determined by our Compensation Committee. Additionally, Mr. Pougnet will have an option to purchase 50,000 shares of our common stock, with an exercise price of $1.80. The options will vest in equal amounts over a four-year period on December 31 starting on December 31, 2005. On March 3, 2006 Mr. Pougnet was granted additional options to purchase 100,000 shares of our common stock. On July 10, 2006 Mr. Pougnet’s contract was amended to reduce his base salary to $90,000 for a year and Mr. Pougnet was granted options to purchase 100,000 shares of our common stock. Mr. Pougnet will also be eligible to participate in bonuses on the same basis as other executives under any executive bonus plan adopted by us. If Mr. Pougnet’s employment were terminated other than for cause, disability or without good reason by Mr. Pougnet, he would be provided severance pay equal to twelve months, payable in equal monthly installments.

Outstanding Equity Awards as of December 31, 2006

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
	Number of	Number of	Plan Awards:				Market	Number of	Payout Value
	Securities	Securities	Number of			Number of	Value of	Unearned	of Unearned
	Underlying	Underlying	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Unexercised	Unexercised	Underlying			Units of	Units of	or Other	or Other
	Options	Options	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
			(#)	($)		(#)	($)	(#)	($)
John Pougnet,	25,000		25,000	$1.80	9/11/2015
Chief Executive Officer	20,833		79,167	$1.39	3/9/2011
and Chief Financial Officer	59,615		40,385	$0.65	5/27/2011

Earnest Mathis, Jr.	275,000		0	$3.20	1/1/2013
	89,423		60,577	$0.65	5/27/2011

Sanford D. Greenberg,	475,000		0	$3.00	1/1/2013
Founder	89,423		60,577	$0.65	5/27/2011

Douglas Ridley,	10,000		0	$5.00	12/2/2010
President	20,000		0	$3.20	5/12/2010
	100,000		100,000	$1.58	5/30/2009

David Litt	32,500		17,500	$5.00	5/30/2009
	0		30,000	$5.00	5/30/2009
	25,000		25,000	$1.50	7/21/2010

Timothy Transtrum,	32,500		17,500	$5.00	2/1/2009
Vice President of Operations	25,000		25,000	$1.50	7/21/2010

Sanjeevkumar Javia,	40,000		0	$5.00	12/31/2006
Vice President of Product	160,000		0	$1.50	7/21/2010
Development

Stock Option Exercises and Stock Vested

There were no options exercised by the named executive officers during the year ended December 31, 2006 and there were no options held by these officers that were in the money at December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)
John Pougnet,	0	0	0	0
Chief Executive Officer and Chief Financial Officer

Earnest Mathis, Jr.,	0	0	0	0

Sanford D. Greenberg,	0	0	1,500,000	$540,000
Founder

Douglas Ridley,	0	0	0	0
President

David Litt,	0	0	0	0

Timothy Transtrum,	0	0	0	0
Vice President of Operations

Sanjeevkumar Javia,	0	0	0	0
Vice President of Product Development

Post-Employment Compensation, Pension Benefits, Nonqualified Deferred Compensation

There were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the executive officers during the year ended December 31, 2006.

Director Compensation

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($)	($)(1)	($)	($)	($)	($)
AJ Robbins	8,000	0	15,901	0	0	0	23,901

John McCandless	0	0	10,987	0	0	0	10,987

Anthony
DiGiandomenico	0	0	10,987	0	0	0	10,987

(1)

The company uses a Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of the stock option grant. The use of a valuation model requires the company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the company’s stock price. In the future the average expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 107. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Sholes model to calculate the compensation expense:

For the year ended December 31, 2006
Stock price volatility	92.95%
Risk-free rate of return	5.07% to 5.27%
Annual dividend yield	0%
Expected life	3 Years

During 2006 the Company compensated Mr. Robbins $8,000 for his services as the Chairman of the Compensation and Audit Committee. No cash compensation was paid to any of the other independent directors in 2006, except reimbursement of expenses. Additionally, Messrs. McCandless, Robbins and DiGiandomenico were granted 40,000 options to purchase common stock for their services.

RELATED PARTY TRANSACTIONS

We lease our current corporate office space from Arnold Greenberg, the father of our Founder, Sanford D. Greenberg. We paid $38,830 and $38,790 in rent for the years ended December 31, 2005 and 2006, respectively. Our current lease at $3,390 per month expired at the end of March 2006, and has been replaced with a month to month lease at the same amount.

On March 1, 2005, Christopher Marlett, a significant shareholder, loaned the Company $25,000 evidenced by a promissory note. The note provides that the principal together with interest at 10% per annum, are due and payable on the earlier of May 30, 2005 or the closing of the April 2005 public offering. On April 12, 2005 the Company re-paid the note plus accrued interest of $288.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Our executive officers, directors and beneficial owners of more than 10% of our Common Stock are required to file reports of ownership and changes in ownership of the Common Stock with the SEC. Based solely upon information provided to us by individual directors, executive officers and beneficial owners, we believe that all such reports were timely filed during and with respect to the calendar year ended December 31, 2006, except for AJ Robbins, who was late filing his initial report of Form 3.

CODE OF ETHICS

Our Board of Directors has adopted a Code of Ethics applicable to all of our employees, officers and directors. The Code of Ethics covers compliance with law; fair and honest dealings with the Company, its competitors and others; full, fair and accurate disclosure to the public; and procedures for compliance with the Code of Ethics. This Code of Ethics has been filed as Exhibit 14.1 to our Annual Report on Form 10-KSB for the year ended December 31, 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The following table presents fees for professional services rendered by our independent accountants for the audit of our consolidated financial statements for the calendar years ended December 31, 2006 and 2005, and fees billed for other services rendered by the independent accountants during those years.

	2006	2005
Audit fees for the years ended December 31 and fees for the review of financial statements included in quarterly reports on Form 10-Q:	$30,083	$23,000
Audit-related fees:	$0	$25,510
Tax fees:	$4,000	$3,750
Other service fees(2):	$0	$0
Total:	$34,083	$52,260

(1)   Includes tax compliance, advice and planning.

(2)   Includes consulting and advisory services.

Our Audit Committee reviews and approves all proposed audit and non-audit services prior to the engagement of independent accountants to perform such services. Therefore, the Audit Committee does not presently have any pre-approval policy or procedures. Review and approval of such services generally occur at the Audit Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee has delegated to its chairman the authority to approve audit and non-audit services up to a pre-determined level as approved by the Audit Committee. Any audit or non-audit services approved pursuant to such delegation of authority must be reported to the full Audit Committee at its next regularly scheduled meeting. During calendar 2006 and 2005, all audit and non-audit services performed by the Company’s independent accountants were approved in advance by the Audit Committee.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholders of record who desire to submit a proper proposal for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at our principal executive offices prior to our calendar year end. The proponent must be a record or beneficial shareholder entitled to vote at the next annual meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held.

SHAREHOLDER COMMUNICATIONS

The Board of Directors believes that, in light of the accessibility of its directors to informal communications, a formal process for shareholders to communicate with directors is unnecessary. Any shareholder communication sent to the Board of Directors will be forwarded to all members of the Board without screening. Any shareholder communication to the Board of Directors should be addressed in care of John D. Pougnet, our Chief Executive Officer and transmitted to us at our offices in Denver, Colorado. In order to assure proper handling, the transmittal envelope should include a notation indicating “Board Communication” or “Director Communication.” All such correspondence should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or only specified individual directors. Mr. Pougnet will circulate all such correspondence to the appropriate directors.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed our audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and from us including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Committee also discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee held four meetings telephonically during the calendar year ended December 31, 2006.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the Securities and

Exchange Commission. The Committee and the Board have also recommended and approved the selection of the Company’s independent auditors.

PROPOSAL 2
PROPOSAL TO INCREASE THE NUMBER OF SHARES
ISSUABLE UNDER OUR STOCK INCENTIVE PLAN

During October 2002, our stockholders approved our 2002 Stock Incentive Plan (the “2002 Plan”), a stock option plan that included incentive and non-qualified stock options and restricted stock. The aggregate number of shares of Common Stock that could be granted by us pursuant to the 2002 Plan could not exceed a maximum of 300,000 shares of Common Stock.

The 2002 Plan provided that with respect to incentive stock options (ISOs) the option price per share must be at least the fair market value (as determined by the Compensation Committee, or in lieu thereof, the Board of Directors) of the Common Stock on the date the stock option was granted or based on daily quotes from an exchange or quotation system designated by the compensation committee as the primary market for the shares. Under the 2002 Plan, if for any reason, a change in control occurred, all shares subject to the 2002 Plan immediately became vested and exercisable.

In June 2003, in connection with the reverse acquisition of Instanet, a new stock option plan (the “2003 Stock Incentive Plan”) was adopted by us, with the same terms and conditions as the prior plan, except for an increase in the number of shares to be granted under the 2003 Stock Incentive Plan to 800,000 shares of our Common Stock. Options under the 2003 Stock Incentive Plan were substituted for options granted under the 2002 Plan. This modification in substance is treated as though we exchanged newly issued options with an exercise price of $5.00 per share for the options that had been issued under the 2002 Plan, with our Company incurring additional compensation cost for any incremental increase in value received by the option recipients under the 2003 Stock Incentive Plan. For vested options, the compensation cost is the excess of the value of the modified options over the original options, and such cost was recognized in 2003. Under the 2003 Stock Incentive Plan, non-vested options are measured similarly, though the excess value, if any, is amortized over the remaining vesting period. As a result of this modification, additional compensation cost was recognized in our consolidated financial statements for the year ended December 31, 2003.

The 2003 Stock Incentive Plan is intended to attract persons of training, experience, and ability to continue as employees, directors, and consultants of our company, and to furnish additional incentive to such persons to become stockholders of our company.

The Compensation Committee of our Board of Directors, which we refer to as the “administrator,” administers the 2003 Stock Incentive Plan. The administrator has the discretion to interpret the provisions of the 2003 Stock Incentive Plan. The administrator will also determine the persons who will receive awards under the 2003 Stock Incentive Plan, and the number of shares, vesting period, and other terms and conditions of the awards. Our Board of Directors may amend or discontinue the 2003 Stock Incentive Plan at any time, and the 2003 Stock Incentive Plan will expire July 1, 2013.

Options granted under the 2003 Stock Incentive Plan may be either incentive stock options, as defined under the Internal Revenue Code, or nonqualified options. The expiration date, maximum number of shares purchasable, vesting provisions, and any other provisions of options granted under the 2003 Stock Incentive Plan will be established at the time of grant. The 2003 Stock Incentive Plan administrator will set the term of each option, but no options may be granted for terms of greater than ten years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator. With respect to incentive stock options granted, the exercise price may not be less than the fair market value of the Common Stock on the date of grant, and shall not be less than 110% of the fair market value of the Common Stock on the date of grant in the event an optionee owns 10% or more of our Common Stock. With respect to nonqualified options, the exercise price may be less than the fair market value of the Common Stock on the date of grant. If the optionee terminates his or her relationship with our Company for any reason, including death or disability, the optionee (or the optionee’s estate) may exercise any vested options for a three-month period following his or her termination.

We may grant shares of restricted stock under the 2003 Stock Incentive Plan to eligible persons upon the payment of consideration, if any, as determined by the plan administrator. The administrator may establish a performance goal that must be achieved as a condition to the retention of the restricted stock. The performance goal may be based on the attainment of performance measurement criteria, which may differ as to various eligible persons. The administrator will set the performance criteria and will communicate the criteria in writing to the award recipient prior to the commencement of the period to which the performance relates. During the restricted period, and subject to restrictions on transfer of the shares, the award recipient shall have all voting, dividend, liquidation, and other rights with respect to the Common Stock. In the event the eligible person ceases to be an employee, director, or consultant during a restriction period, or in the event performance goals attributable to a restricted stock award are not achieved, the shares subject to the award that have not been earned are subject to forfeiture.

If any change is made in the Common Stock subject to the 2003 Stock Incentive Plan, or subject to any award granted under the 2003 Stock Incentive Plan (through stock dividends, stock splits, combination of shares, or otherwise), the 2003 Stock Incentive Plan provides that appropriate adjustments will be made as to the aggregate number and exercise prices with respect to each outstanding award. In the event of a merger, consolidation, or other reorganization of our Company, all restrictions relating to restricted stock awards will lapse, and all outstanding stock options will vest. Unless the agreement governing the change in control provides otherwise, upon consummation of the change in control, the 2003 Stock Incentive Plan will terminate and all outstanding options will terminate if not exercised prior to the consummation of the change in control.

Effective November 17, 2004, the 2003 Stock Incentive Plan was amended to increase the number of shares available to issue under its terms to 1,000,000 shares of our Common Stock. Effective July 22, 2005 the shareholders approved a resolution to increase the number of shares available under the 2003 Stock Incentive Plan to 1,800,000. On March 7, 2007 the shareholders approved a resolution to increase the number of shares available under the 2003 Stock Incentive Plan to 2,200,000.

We propose to increase the number of shares available under the 2003 Stock Incentive Plan to 3,000,000 as our Board of Directors has determined that additional options are necessary to attract and retain qualified employees, managers and executive officers and directors. Accordingly, our Board of Directors has determined that it is in our best interest to increase the number of shares issuable under the 2003 Stock Incentive Plan to 3,000,000 shares of our Common Stock, and recommends approval of the proposal.

PROPOSAL 3
PROPOSAL TO INCREASE THE NUMBER SHARES AVAILABLRE

UNDER THE DISTRIBUTOR STOCK OPTION PLAN

During March 2007, our stockholders approved our 2006 Distributor Option Plan (the “2002 Plan”), a stock option plan for independent Distributors who distribute the Company’s products. The aggregate number of shares of Common Stock that could be granted by us pursuant to the 2006 Plan could not exceed a maximum of 500,000 shares of Common Stock.

The purpose of the Distributor Option Plan is to enhance shareholder value and financial performance by using the options to attract, retain and motivate the company’s Independent Distributors and to encourage stock ownership by such individuals by providing them with a means to acquire interest in the company’s success through stock ownership. The Company would use the options as an additional incentive to attract network leaders to the company. Additionally, the ability of the Independent Distributors to participate in an Option Plan of the company could result in enhanced loyalty of the distributors to the Company in the long-term.

Options granted under the 2006 Distributor Stock Incentive Plan will be nonqualified options, as defined under the Internal Revenue Code. The expiration date, maximum number of shares purchasable, vesting provisions and any other provisions of options granted under the 2006 Distributor Stock Incentive Plan will be established at the time of grant. The 2006 Distributor Stock Incentive Plan will be administrated by the Board of the Company. The term of the option will be three years unless that administrator designates a different term for a specific award, but no options may be granted for terms of greater than ten years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator. The exercise price may not be less than the fair market value of the Common Stock on the date of grant.

We propose to increase the number of shares available under the 2006 Distributor Option Plan to 1,500,000 as our Board of Directors has determined that additional options are necessary to attract and retain qualified distributors. Accordingly, our Board of Directors has determined that it is in our best interest to increase the number of shares issuable under the 2006 Distributor Option Plan to 1,500,000 shares of our Common Stock, and recommends approval of the proposal.

OTHER BUSINESS

We are not aware of any other matters which are to be presented to the Annual Meeting, nor have we been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

The above notice and Proxy Statement are sent by order of the Board of Directors.

John D. Pougnet
Chief Executive Officer
October 1, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
VITACUBE SYSTEMS HOLDINGS, INC.
TO BE HELD NOVEMBER 12, 2007

The undersigned hereby appoints John D. Pougnet as the lawful agent and Proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of XELR8 Holdings, Inc. held of record by the undersigned on, September 24, 2007, at the Annual Meeting of Shareholders to be held November 12, 2007, or any adjournment or postponement thereof.

1.             Election of Directors.

FOR the election as a director of all nominees listed below (except as marked to the contrary below).  ☐

WITHHOLD AUTHORITY to vote for all nominees listed below.  ☐

NOMINEES: John B McCandless, John D. Pougnet, Douglas Ridley, AJ Robbins, Daniel Rumsey, Anthony Petrelli, Anthony DiGiandomenico

INSTRUCTION: To withhold authority to vote for individual nominees, strike through their names above.

2.             Proposal to increase the number of shares issuable under our Stock Incentive Plan from 2,200,000 shares to 3,000,000 shares.

FOR ☐	AGAINST ☐	WITHHOLD AUTHORITY ☐

3.             Proposal to increase the number of shares issuable under the 2006 Distributor Option Plan from 500,000 shares to 1,500,000 shares.

FOR ☐	AGAINST ☐	WITHHOLD AUTHORITY ☐

In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. Where no choice is specified by the shareholder the proxy will be voted for the election of the directors named in Item 1 above, for the increase in the number of shares issuable under our Stock Incentive Plan and for the increase in the number of shares issuable under our Distributor Option Plan.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy may do by virtue hereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:
Print Name

PLEASE MARK, SIGN, DATE
AND RETURN THE PROXY	Signature
PROMPTLY USING THE
ENCLOSED ENVELOPE.
Signature, if held jointly

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS. ☐